EXHIBIT 99.1

Blue Dolphin Named to 2024 OTCQX Best 50

Houston, Texas – January 18, 2024 – Blue Dolphin Energy Company (OTCQX: BDCO) is pleased to announce it has been named to the 2024 OTCQX® Best 50, a ranking of top performing companies traded on the OTCQX Best Market last year.

The OTCQX Best 50 is an annual ranking of the top 50 U.S. and international companies traded on the OTCQX market. The ranking is calculated based on an equal weighting of one-year total return and average daily dollar volume growth in the previous calendar year. Companies in the 2024 OTCQX Best 50 were ranked based on their performance in 2023.

“We are proud to have been named to the OTCQX Best 50 for the second year in a row,” said Jonathan P. Carroll, Chief Executive Officer, and President of Blue Dolphin Energy Company. “Blue Dolphin’s Board of Directors, management, and staff have worked hard to increase shareholder value and improve liquidity. Achieving this distinction again is a testament to the continuing efforts of our entire team.”

For the complete 2024 OTCQX Best 50 ranking, visit

https://www.otcmarkets.com/files/2024_OTCQX_Best_50.pdf

The OTCQX Best Market offers transparent and efficient trading of established, investor-focused U.S. and global companies. To qualify for the OTCQX market, companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities laws.

About Blue Dolphin

Blue Dolphin is an independent downstream energy company operating in the Gulf Coast region of the United States. Subsidiaries operate a light sweet-crude, 15,000-bpd crude distillation tower with more than 1.2 million bbls of petroleum storage tank capacity in Nixon, Texas. Blue Dolphin was formed in 1986 as a Delaware corporation and is traded on the OTCQX under the ticker symbol “BDCO”. For additional information, visit Blue Dolphin's corporate website at http://www.blue-dolphin-energy.com.

Media Contact:

Jonathan P. Carroll

Chief Executive Officer and President

713-568-4725